EXHIBIT 23.2

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Noble Energy, Inc.

We consent to the reference to our firm under the caption “Experts” in Amendment No. 1 to the Registration Statement (Form S-3 No. 333-82953) and related Prospectus of Noble Energy, Inc. for the registration of $1,025,000,000 of Debt Securities, Preferred Stock Common Stock and Warrants and to the incorporation by reference therein of our report dated January 28, 2004, with respect to the financial statements of Atlantic Methanol Production Company, LLC included in the Annual Report (Form 10-K) of Noble Energy, Inc. for the year ended December 31, 2003, filed with the Securities and Exchange Commission.

Ernst & Young LLP

September 8, 2004

Dallas, Texas